Exhibit 99.2

TMSR Holding Company Limited Receives Positive Nasdaq Listing Determination

Common Stock to Continue Trading; Warrants to be Delisted

WUHAN, China, May 3, 2018 /PRNewswire/ -- TMSR Holding Company Limited (the “Company”) (Nasdaq: TMSR and TMSRW) today announced that on May 2, 2018, the Company was notified that the Nasdaq Hearings Panel (the “Panel) has granted the Company’s request for the continued listing of its common shares on The Nasdaq Capital Market, pursuant to an extension to hold a combined annual meeting for 2016 and 2017 and evidence compliance with the minimum 300 round lot shareholder requirement, through June 30, 2018. The Company is taking definitive steps to timely evidence compliance with the terms of the Panel’s decision; however, there can be no assurance that the Company will be able to do so.

The Panel also advised the Company that it had determined to delist the Company’s warrants from Nasdaq due to the Company’s continued non-compliance with the minimum 400 round lot shareholder requirement applicable to the warrants. The suspension in trading of the Company’s warrants on Nasdaq will take effect with the open of business on Thursday, May 4, 2018, at which time the warrants may be eligible to trade “over-the-counter” on the OTC Markets. Information regarding the OTC Markets can be found at www.otcmarkets.com.

About TMSR Holding Company Limited

Founded in 2009, TMSR Holding Company Limited engages in the research, development, production and sale of an array of solid waste recycling systems for the mining and industrial sectors in the PRC. it provides end users in these markets with a clean alternative to traditional waste disposal by significantly reducing solid waste discharge into the environment and enabling such users to extract value from valuable metals and other industrial waste materials. For more information about TMSR, please visit www.shengronghb.com. More information about Wuhan HOST can be found at www.hostcn.net.cn.

Contacts:

Investor Relations:

Tony Tian, CFA

Weitian Group LLC

Email: tony.tian@weitian-ir.com

Phone: +1 732 910 9692